Putnam Arizona Tax Exempt Income Fund, November 30, 2008, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class A	1,565
		Class B	91
		Class C	17

72DD2		Class M	23
		Class Y	2

73A1		Class A	0.1910
		Class B	0.1635
		Class C	0.1572

73A2		Class M	0.1790
		Class Y	0.2002

74U1		Class A	7,921
		Class B	532
		Class C	117

74U2		Class M	132
		Class Y	20

74V1		Class A	8.06
		Class B	8.05
		Class C	8.06

74V2		Class M	8.08
		Class Y	8.06

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.